Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS; PROVIDES 2019 OUTLOOK

•	4Q18 EPS of $0.48
•	Full Year 2018 EPS of $2.53
•	Full Year 2018 Net Income and EBITDA of $109.0 million and $297.3 million, respectively
•	2019 Net Income is expected to be lower than the 2018 level
•	2019 EBITDA is expected to approximate the 2018 level after the impact of the vessel sale-leaseback

HONOLULU, Hawaii (February 21, 2019) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $20.6 million, or $0.48 per diluted share, for the quarter ended December 31, 2018.  Net income for the quarter ended December 31, 2017 was $166.9 million, or $3.90 per diluted share.  Net income and earnings per share in the fourth quarter of 2017 benefitted by $155.0 million and $3.62 per diluted share, respectively, from a one-time, non-cash tax adjustment arising from the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).  Consolidated revenue for the fourth quarter 2018 was $564.9 million compared with $516.1 million for the fourth quarter 2017.

For the full year 2018, Matson reported net income of $109.0 million, or $2.53 per diluted share compared with $232.0 million, or $5.37 per diluted share, in 2017.  Net income and earnings per share in the full year 2017 benefitted by $155.0 million and $3.59 per diluted share, respectively, from a one-time, non-cash tax adjustment as a result of the Tax Act.   Consolidated revenue for the full year 2018 was $2,222.8 million, compared with $2,046.9 million in the prior year.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Our operating performance in the fourth quarter was in-line with expectations, with strong demand in our China service and strong execution across all service lines in Logistics.    For the year, we performed well with exceptional performance in our China service and significant contributions from Logistics and SSAT, all of which helped propel the Company’s annual cash flow from operations to a new high.”

Mr. Cox added, “For the full year 2019, we expect steady financial performance with Logistics to approximate the level achieved in 2018 and a higher contribution from Alaska, offset by lower contributions from our China service and at SSAT, both of which are coming off exceptionally strong years.    While we expect net income in 2019 to decline year-over-year, we expect EBITDA in 2019 to approximate the level achieved in 2018 after taking into account a full year impact in 2018 of the vessel sale and leaseback transaction.”

Fourth Quarter 2018 Discussion and Outlook for 2019

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2018 was flat year-over-year despite modest growth in the Hawaii economy supported primarily by healthy tourism activity and low unemployment.  The Company expects volume in 2019 to approximate the level achieved in 2018, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company’s container volume in the fourth quarter 2018 was 3.8 percent higher year-over-year as the Company experienced elevated demand for its service late in the quarter during a period that is traditionally not as strong.  The Company continued to realize a sizeable rate premium in the fourth quarter 2018 and achieved average freight rates higher than the fourth quarter 2017.  For 2019, the Company expects a lower contribution from its China tradelane following an exceptionally strong performance in 2018 with lower average freight rates and modestly lower volume than the levels achieved in 2018.

In Guam, the Company’s container volume in the fourth quarter 2018 was 10.6 percent higher year-over-year primarily due to typhoon relief volume.  For 2019, the Company expects modestly lower volume as the highly competitive environment remains.

In Alaska, the Company’s container volume for the fourth quarter 2018 was 4.2 percent higher year-over-year due to higher northbound volume.  For 2019,  the Company expects volume to be modestly higher than the level achieved in 2018 with higher northbound volume supported by improving economic conditions in Alaska and higher southbound volume due to stronger seafood harvest levels than in 2018.

The contribution in the fourth quarter 2018 from the Company’s SSAT terminal joint venture investment was $0.9 million lower than the fourth quarter 2017 due primarily to higher operating costs, partially offset by higher revenue resulting from higher lift volume.  For 2019, the Company expects the contribution from SSAT to be lower as a result of lower lift volume coming off an exceptionally strong lift volume level in 2018.

As a result of the business outlook noted above, the Company expects full year 2019 Ocean Transportation operating income to approximate the $131.1 million achieved in 2018 after taking into account a full year net operating expense impact of $7.2 million associated with the sale and leaseback of MV Maunalei, as further described below.  In the first quarter 2019, the Company expects Ocean Transportation operating income will be approximately $10 million, which is lower than the level achieved in the first quarter 2018 primarily due to the unfavorable comparisons from the absence of positive one-time items at SSAT in the year ago period and Alaska northbound volume associated with the dry-docking of a competitor’s vessel in the first quarter last year, as well as the effect of the aforementioned vessel sale and leaseback.

Logistics: In the fourth quarter 2018, operating income for the Company’s Logistics segment was $4.4 million higher than in the fourth quarter 2017 due to improved performance across all of the service lines.  The Company expects Logistics’ operating income for the full year 2019 to approximate the level achieved in 2018 of $32.7 million.  In the first quarter 2019, the Company expects operating income to be moderately higher than the level achieved in the first quarter 2018.

Depreciation and Amortization: For the full year 2019,  the Company expects depreciation and amortization expense to be approximately $130 million, inclusive of dry-docking amortization of approximately $31 million.

EBITDA: While the Company expects net income in 2019 to decline year-over-year, we expect EBITDA in 2019 to be approximately $286 million, which is approximately the level achieved in 2018 after taking into account the full year impact in 2018 of the $12.0 million of lease expense related to the sale and leaseback of MV Maunalei.  As previously disclosed on November 27, 2018, a subsidiary of Matson entered into an agreement whereby MV Maunalei was sold for approximately $106.0 million, and subsequently leased back from the buyer under an operating lease agreement.    As a result of this transaction, the Company expects on an annual basis $12.0 million in lease expense and $4.8 million in lower depreciation and amortization expense (including dry-docking amortization), resulting in $7.2 million in lower operating income.

Other Income (Expense): The Company expects full year 2019 other income (expense) to be approximately $2.7 million in income,  which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2019 to be approximately $24 million.

Income Taxes:  In the fourth quarter 2018, the Company’s effective tax rate was 23.4 percent.   For the full year 2019, the Company expects its effective tax rate to be approximately 26.0 percent, which excludes a positive non-cash adjustment of $2.9 million expected in the first quarter of 2019 related to the reversal of a  Tax Act expense adjustment in 2018.

Capital and Vessel Dry-docking Expenditures:    For the full year 2018, the Company made other capital expenditure payments of $62.6 million, capitalized vessel construction expenditures of $338.6 million, and dry-docking payments of $19.2 million.  For the full year 2019, the Company expects to make other capital expenditure payments,  including maintenance capital expenditures, of approximately $120 million, vessel construction expenditures  (including capitalized interest and owner’s items) of approximately $225 million, and dry-docking payments of approximately $12 million.  The level of other capital expenditures, including maintenance capital expenditures, for 2019 is higher than our targeted annual maintenance level of approximately $50 million due to the installation of three new cranes, refurbishment of three existing cranes, and the infrastructure upgrade at the Sand Island terminal; the scrubber installation on three vessels in the China service; and the construction of a new cross-dock facility in Anchorage for Span Alaska.

Results By Segment

Ocean Transportation — Three months ended December 31, 2018 compared with 2017

	Three Months Ended December 31,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$418.1	$389.9	$28.2	7.2%
Operating costs and expenses	(396.7)	(369.8)	(26.9)	7.3%
Operating income	$21.4	$20.1	$1.3	6.5%
Operating income margin	5.1%	5.2%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,900	36,900	—	—%
Hawaii automobiles	16,400	19,300	(2,900)	(15.0)%
Alaska containers	14,900	14,300	600	4.2%
China containers	16,200	15,600	600	3.8%
Guam containers	5,200	4,700	500	10.6%
Other containers (2)	5,000	3,800	1,200	31.6%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $28.2 million, or 7.2 percent, during the three months ended December 31, 2018, compared with the three months ended December 31, 2017.  This increase was primarily due to higher fuel surcharge revenue and higher revenue in China.

On a year-over-year FEU basis, Hawaii container volume was flat; Alaska volume increased by 4.2 percent due to higher northbound volume; China volume was 3.8 percent higher primarily due to elevated demand for its service late in the quarter during a period that is traditionally not as strong; Guam volume was 10.6 percent higher primarily due to typhoon relief volume; and Other container volume increased 31.6 percent largely due to the Japan service.

Ocean Transportation operating income increased $1.3 million, or 6.5 percent, during the three months ended December 31, 2018, compared with the three months ended December 31, 2017.  The increase was primarily due to a higher contribution from China and the favorable timing of fuel collections, partially offset by higher terminal handling costs.

The Company’s SSAT terminal joint venture investment contributed $8.0 million during the three months ended December 31, 2018, compared to a contribution of $8.9 million during the three months ended December 31, 2017.  The decrease was primarily attributable to higher operating costs, partially offset by higher revenue resulting from higher lift volume.

Ocean Transportation — Year ended December 31, 2018 compared with 2017

	Years Ended December 31,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$1,641.3	$1,571.8	$69.5	4.4%
Operating costs and expenses	(1,510.2)	(1,445.4)	(64.8)	4.5%
Operating income	$131.1	$126.4	$4.7	3.7%
Operating income margin	8.0%	8.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	148,700	149,800	(1,100)	(0.7)%
Hawaii automobiles	63,100	67,000	(3,900)	(5.8)%
Alaska containers	69,100	67,400	1,700	2.5%
China containers	61,600	66,000	(4,400)	(6.7)%
Guam containers	19,700	20,300	(600)	(3.0)%
Other containers (2)	16,300	11,700	4,600	39.3%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $69.5 million, or 4.4 percent, during the year ended December 31, 2018, compared with the year ended December 31, 2017.  This increase was primarily due to higher fuel surcharge revenue,  higher average freight rates in China and higher revenue in Japan, partially offset by lower revenue in Guam.

On a year-over-year FEU basis, Hawaii container volume decreased by 0.7 percent primarily due to lower eastbound volume; Alaska volume increased by 2.5 percent primarily due to an increase in northbound volume, partially offset by a decrease in southbound volume as a result of a weaker-than-expected seafood season compared with the very strong seafood harvest levels in 2017; China volume was 6.7 percent lower primarily due to fewer sailings and lower volume during the Lunar New Year period; Guam volume was 3.0 percent lower due to increased competition; and Other container volume increased 39.3 percent largely due to the Japan service.

Ocean Transportation operating income increased $4.7 million, or 3.7 percent, during the year ended December 31, 2018, compared with the year ended December 31, 2017.  This increase was primarily due to higher average rates in China and Hawaii and a higher contribution from SSAT,  partially offset by higher terminal handling costs and a lower contribution from Guam.

The Company’s SSAT terminal joint venture investment contributed $36.8 million during the year ended December 31, 2018, compared to a contribution of $28.2 million during the year ended December 31, 2017.  The increase was primarily attributable to higher lift volume.

Logistics — Three months ended December 31, 2018 compared with 2017

	Three Months Ended December 31,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$146.8	$126.2	$20.6	16.3%
Operating costs and expenses	(137.7)	(121.5)	(16.2)	13.3%
Operating income	$9.1	$4.7	$4.4	93.6%
Operating income margin	6.2%	3.7%

Logistics revenue increased $20.6 million, or 16.3 percent, during the three months ended December 31, 2018, compared with the three months ended December 31, 2017.  This increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $4.4 million, or 93.6 percent, for the three months ended December 31, 2018, compared with the three months ended December 31, 2017.  The increase was due primarily to higher contributions from transportation brokerage and freight forwarding.

Logistics —Year ended December 31, 2018 compared with 2017

	Years Ended December 31,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$581.5	$475.1	$106.4	22.4%
Operating costs and expenses	(548.8)	(454.2)	(94.6)	20.8%
Operating income	$32.7	$20.9	$11.8	56.5%
Operating income margin	5.6%	4.4%

Logistics revenue increased $106.4 million, or 22.4 percent, during the year ended December 31, 2018, compared with year ended December 31, 2017.  This increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $11.8 million, or 56.5 percent, for the year ended December 31, 2018, compared with the year ended December 31, 2017.  The increase was due primarily to higher contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $0.2 million during the year ended December 31, 2018 to $19.6 million.  Matson generated net cash from operating activities of $305.0 million during the year ended December 31, 2018, compared to $224.9 million during the year ended December 31, 2017.  Capital expenditures, including capitalized vessel construction expenditures, totaled $401.2 million for the year ended December 31, 2018, compared with $307.0 million for the year ended December 31, 2017.  Total debt decreased by $0.7 million to $856.4 million as of December 31, 2018, of which $814.3 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $109.0 million and $297.3 million, respectively, for the year ended December 31, 2018.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 2.81 as of December 31, 2018.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.21 per share payable on March 7, 2019 to all shareholders of record as of the close of business on February 7, 2019.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:Thursday,  February 21, 2019

Scheduled Time:4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through March 1, 2019 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3339377.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Long Beach, California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and various types of barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's ocean transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal services,  long-haul and regional highway brokerage, warehousing and distribution services,  consolidation and freight forwarding services, supply chain management services, and other services.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, net income, operating income, depreciation and amortization including dry-dock amortization, other income (expense), interest expense, profitability and cash flow expectations, fleet renewal progress, fleet deployments, fuel strategy, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions and seafood harvest levels in Alaska, lift volumes at SSAT, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel surcharges and/or the cost or limited availability of low-sulfur fuel; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per-share amounts)	2018	2017	2018	2017
Operating Revenue:
Ocean Transportation	$418.1	$389.9	$1,641.3	$1,571.8
Logistics	146.8	126.2	581.5	475.1
Total Operating Revenue	564.9	516.1	2,222.8	2,046.9

Costs and Expenses:
Operating costs	(484.3)	(446.9)	(1,875.0)	(1,721.0)
Equity in income of Terminal Joint Venture	8.0	8.9	36.8	28.2
Selling, general and administrative	(58.1)	(53.3)	(220.8)	(206.8)
Total Costs and Expenses	(534.4)	(491.3)	(2,059.0)	(1,899.6)

Operating Income	30.5	24.8	163.8	147.3
Interest expense	(4.3)	(5.4)	(18.7)	(24.2)
Other income (expense), net	0.7	0.5	2.6	2.1
Income before Income Taxes	26.9	19.9	147.7	125.2
Income taxes	(6.3)	147.0	(38.7)	106.8
Net Income	$20.6	$166.9	$109.0	$232.0

Basic Earnings Per-Share:	$0.48	$3.93	$2.55	$5.41
Diluted Earnings Per-Share:	$0.48	$3.90	$2.53	$5.37

Weighted Average Number of Shares Outstanding:
Basic	42.7	42.5	42.7	42.9
Diluted	43.2	42.8	43.0	43.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$19.6	$19.8
Other current assets	298.8	246.2
Total current assets	318.4	266.0
Long-term Assets:
Investment in Terminal Joint Venture	87.0	93.2
Property and equipment, net	1,366.6	1,165.7
Goodwill	323.7	323.7
Intangible assets, net	214.0	225.2
Other long-term assets	116.6	173.7
Total long-term assets	2,107.9	1,981.5
Total assets	$2,426.3	$2,247.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$42.1	$30.8
Other current liabilities	322.0	255.5
Total current liabilities	364.1	286.3
Long-term Liabilities:
Long-term debt	814.3	826.3
Deferred income taxes	314.3	285.2
Other long-term liabilities	177.3	171.5
Total long-term liabilities	1,305.9	1,283.0

Total shareholders’ equity	756.3	678.2
Total liabilities and shareholders’ equity	$2,426.3	$2,247.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2018	2017	2016
Cash Flows From Operating Activities:
Net income	$109.0	$232.0	$81.4
Reconciling adjustments:
Depreciation and amortization	94.4	101.2	97.1
Deferred income taxes	29.3	(128.9)	24.7
(Gain) Loss on disposal of property and equipment	(1.9)	3.0	0.9
Share-based compensation expense	12.1	11.1	11.2
Equity in income of Terminal Joint Venture	(36.8)	(28.2)	(15.8)
Distributions from Terminal Joint Venture	42.0	17.5	—
Tax benefit from equity issuance	—	—	2.2
Tax benefit from stock-based compensation	—	—	(0.3)
Changes in assets and liabilities:
Accounts receivable, net	(29.1)	(5.1)	14.4
Deferred dry-docking payments	(19.2)	(54.6)	(59.2)
Deferred dry-docking amortization	37.4	46.2	38.9
Prepaid expenses and other assets	4.2	14.4	(13.6)
Accounts payable, accruals and other liabilities	64.5	20.4	2.1
Other long-term liabilities	(0.9)	(4.1)	(26.2)
Net cash provided by operating activities	305.0	224.9	157.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditure	(338.6)	(252.0)	(94.5)
Other capital expenditures	(62.6)	(55.0)	(84.9)
Proceeds from (payments for) disposal of property and equipment	136.3	(0.2)	2.5
Cash deposits into Capital Construction Fund	(340.0)	(171.4)	(123.4)
Withdrawals from Capital Construction Fund	340.9	201.7	92.2
Proceeds from sale of other investments	3.7	—	—
Payments for membership interests in Span Alaska, net of cash acquired	—	—	(112.6)
Net cash used in investing activities	(260.3)	(276.9)	(320.7)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	—	275.0
Repayments of debt	(30.0)	(30.0)	(20.5)
Repayment of capital leases	(0.7)	(1.8)	(1.7)
Proceeds from revolving credit facility	963.9	469.0	1,103.0
Repayments of revolving credit facility	(933.9)	(319.0)	(1,048.0)
Payment of financing costs	—	(1.7)	—
Proceeds from issuance of common stock	0.7	1.9	1.2
Dividends paid	(35.4)	(33.8)	(32.2)
Repurchase of Matson common stock	—	(19.3)	(38.0)
Tax withholding related to net share settlements of restricted stock units	(4.6)	(7.4)	(5.9)
Tax benefit from stock-based compensation	—	—	0.3
Payments of Span Alaska debt	—	—	(81.9)
Net cash (used in) provided by financing activities	(40.0)	57.9	151.3

Net Increase (Decrease) in Cash and Cash Equivalents	4.7	5.9	(11.6)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	19.8	13.9	25.5
Cash, Cash Equivalents and Restricted Cash, End of the Year	$24.5	$19.8	$13.9

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$19.6	$19.8	$13.9
Restricted Cash	4.9	—	—
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$24.5	$19.8	$13.9

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$18.3	$23.9	$21.6
Income tax paid, net of income tax refunds	$5.2	$2.6	$15.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$4.1	$1.2	$4.1

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2018
Total Debt:	$856.4
Less: Cash and cash equivalents	(19.6)
Net Debt	$836.8

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2018	2017	Change
Net Income	$20.6	$166.9	$(146.3)
Add: Income taxes	6.3	(147.0)	153.3
Add: Interest expense	4.3	5.4	(1.1)
Add: Depreciation and amortization	23.3	26.7	(3.4)
Add: Dry-dock amortization	9.9	10.5	(0.6)
EBITDA (1)	$64.4	$62.5	$1.9

	Years Ended
	December 31,
(In millions)	2018	2017	Change
Net Income	$109.0	$232.0	$(123.0)
Add: Income taxes	38.7	(106.8)	145.5
Add: Interest expense	18.7	24.2	(5.5)
Add: Depreciation and amortization	93.5	100.4	(6.9)
Add: Dry-dock amortization	37.4	46.2	(8.8)
EBITDA (1)	$297.3	$296.0	$1.3

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.